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                                                                      EXHIBIT 99


                EVERGREEN MEDIA IS PURSUING RULE 144A PLACEMENT

IRVING, Texas, May 27, 1997 - Evergreen Media Corporation (Nasdaq:

EVGM) today announced that it is pursuing the placement under Rule 144A of the Securities Act of 1933, as amended (the "Act"), of 4,000,000 shares of the Company's convertible exchangeable preferred stock (liquidation preference

$50.00 per share), with an over-allotment option of up to 600,000 shares.

The convertible exchangeable preferred stock will be convertible into the

Company's Class A Common Stock and will, under certain circumstances, be exchangeable at the Company's option for convertible subordinated debentures of the Company.  The placement of convertible exchangeable preferred stock will not be registered and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.  Evergreen expects to use the net proceeds of the offering, which are expected to total approximately $193 million, as part of the financing required to purchase certain radio stations from Viacom

International, Inc. which was announced in February of this year.

CONTACT:
Matthew E. Devine                                Joseph N. Jaffoni
Chief Financial Officer                          David C. Collins
Evergreen Media Corporation                      Jaffoni & Collins Incorporated
972/869-9020                                     212/505-3015, e-mail:
                                                 jciir@aol.com


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